UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

November 2, 2021

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-33338	13-2721761
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street, Pittsburgh, Pennsylvania	15203-2329
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (412) 432-3300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AEO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 2, 2021, American Eagle Outfitters, Inc., a Delaware corporation (the “Company”), announced the execution of a Stock Purchase Agreement, dated as of November 1, 2021 (the “Purchase Agreement”), by and among The Original Real Co., a Delaware corporation and wholly owned subsidiary of the Company (“Buyer”), Quiet Holdings, LLC, a Delaware limited liability company (“QH”), Quiet Global Holdings, LLC, a Delaware limited liability company (“QGH”, together with QH, the “Sellers”), Quiet Logistics, Inc., a Delaware corporation (“Quiet Logistics”) and, solely for the purposes of guaranteeing certain obligations of Buyer, the Company.

The Purchase Agreement provides that, subject to the terms and conditions set forth therein, Buyer will acquire from the Sellers:

•	all of the issued and outstanding shares of capital stock of Quiet Logistics;

•

by acquisition of certain of the equity interests of a newly formed subsidiary of QGH, (i) 4,816,955 shares of Series B Preferred Stock of Axlehire, Inc. (“Axlehire”) and (ii) 756,880 shares of Series C Preferred Stock of Locus Robotics Corp.; and

•	the rights to warrants to purchase up to 2,946,159 shares of common stock of Axlehire (collectively, the “Transaction”).

The purchase price for the Transaction is $350 million in cash, subject to adjustments for (i) the working capital, cash and indebtedness of Quiet Logistics at closing, (ii) any transaction expenses of Quiet Logistics or the Sellers to the extent unpaid at closing and (iii) a portion of the cost of a representation and warranty insurance policy. The Company expects to finance the purchase price with cash on hand.

The closing is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Purchase Agreement contains representations, warranties and covenants of each party customary for a transaction of this nature. Between the date of the Purchase Agreement and the closing date, the Sellers have agreed to operate Quiet Logistics in the ordinary course of business and an agreed operating plan.

A copy of the Purchase Agreement is attached as Exhibit 2.1 to this current report on Form 8-K and is incorporated herein by reference. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement.

The representations and warranties and covenants set forth in the Purchase Agreement have been made only for the purposes of the Purchase Agreement and solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, such representations and warranties were made only as of the dates specified in the Purchase Agreement. Accordingly, the Purchase Agreement is included in this filing only to provide investors with information regarding the terms of the Purchase Agreement and not to provide investors with any other factual information regarding the parties or their respective businesses.

Item 7.01	Regulation FD Disclosure.

On November 2, 2021, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated November 1, 2021, by and among The Original Real Co., Quiet Holdings, LLC, Quiet Global Holdings, LLC, Quiet Logistics, Inc. and, solely for the purposes of guaranteeing certain obligations of Buyer, American Eagle Outfitters, Inc.*

99.1	Press Release, dated November 2, 2021.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission (the “SEC”) a copy of any omitted schedule or exhibit upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2021	AMERICAN EAGLE OUTFITTERS, INC.

/s/ Stacy Siegal
Stacy Siegal
Executive Vice President and General Counsel